As filed with the Securities and Exchange Commission on July 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 PERNIX THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	33-0724736 (I.R.S. Employer Identification Number)

10 North Park Place, Suite 201 Morristown, New Jersey 07960 (800) 793-2145 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 John Sedor

Chief Executive Officer

 10 North Park Place, Suite 201

Morristown, New Jersey 07960

(800) 793-2145

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Kenneth R. Pina Senior Vice President, Chief Legal and Compliance Officer and Corporate Secretary 10 North Park Place, Suite 201 Morristown, New Jersey 07960 (800) 793-2145 and
Steven J. Abrams Hogan Lovells US LLP 1735 Market Street, 22nd Floor Philadelphia, Pennsylvania 19103 (267) 675-4600

 Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock, $0.01 par value	10,127,783 shares	$3.99	$40,409,854.17	$4,683.50

(1)	This amount represents shares to be offered by the selling stockholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The number of shares of common stock includes 1,100,498 issued shares of common stock and 9,027,285 shares of our common stock issuable upon exchange of certain outstanding exchangeable notes issued by one of our wholly-owned subsidiaries, which amount includes the maximum number of shares that may be issuable pursuant to certain

“make-whole” adjustment provisions of the exchangeable notes and assuming that the issuer of the exchangeable notes elects to satisfy all interest payment obligations under the exchangeable notes through a combination of cash payments and an increase to the capitalized principal amount of the exchangeable notes.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant’s common stock on July 21, 2017, as reported on The NASDAQ Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 21, 2017

PROSPECTUS

10,127,783 Shares

Common Stock

This prospectus relates to the resale, from time to time, of up to an aggregate of 10,127,783 shares of our common stock, par value $0.01 per share, by the selling stockholders named in this prospectus or in any prospectus supplement, as follows:

●	Up to 9,027,285 shares of our common stock, or the Exchangeable Note Shares, issuable with respect to our wholly-owned subsidiary’s 4.25%/5.25% Exchangeable Senior Notes due 2022, or the Exchangeable Notes, that our wholly-owned subsidiary has issued to certain selling stockholders, or the Supporting Holders, pursuant to the terms of that certain Exchange Agreement, dated July 20, 2017 (as may be amended or supplemented from time to time, or the Exchange Agreement), that we and our subsidiaries entered into with the Supporting Holders, pursuant to which we exchanged certain of our 4.25% Convertible Senior Notes due 2021, or the Convertible Notes, for the Exchangeable Notes and the Exchange Shares (as defined below). See “Description of Our Capital Stock – Private Placement of Exchangeable Notes.”; and

●	Up to 1,100,498 shares of our outstanding common stock acquired by the Supporting Holders as partial consideration under the Exchange Agreement, or the Exchange Shares.

The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of these shares. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “PTX.” On July 21, 2017, the last reported sale price of our common stock on the NASDAQ Global Market was $3.43 per share.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 and under similar headings in the other documents that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. The prospectus relates to up to 10,127,783 shares of our common stock which the selling stockholders named in this prospectus or in any prospectus supplement may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The selling stockholders should not make an offer of these shares in any jurisdiction where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

 References in this prospectus to the terms “Pernix,” “company,” “we,” “our” or “us” or other similar terms means Pernix Therapeutics Holdings, Inc. and its subsidiaries. References to the “selling stockholders” refer to the stockholders listed herein under the heading “Selling Stockholders” in this prospectus or in any prospectus supplement, and their donees, pledgees, transferees or other successors-in-interest.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business including, without limitation: our ability to comply with the covenants under our indebtedness, including the Exchangeable Notes, our new asset-based revolving credit facility and our new delayed draw term loan; the rate and degree of market acceptance of, and our ability and our distribution and marketing partners' ability to obtain reimbursement for, any approved products; our ability to successfully execute our sales and marketing strategy, including to successfully recruit and retain sales and marketing personnel; our ability to obtain additional financing; our ability to maintain regulatory approvals for our products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to manage our anticipated future growth; the ability of our products to compete with generic products as well as new products that may be developed by our competitors; our ability and our distribution and marketing partners' ability to comply with regulatory requirements regarding the sales, marketing and manufacturing of our products, including our ability to address the temporary stockout of the 20mg strength of Zohydro ER with BeadTek; the performance of our manufacturers, over which we have limited control; our ability to obtain and maintain intellectual property protection for our products; our ability to operate our business without infringing the intellectual property rights of others; the success and timing of our clinical development efforts; the loss of key scientific or management personnel; regulatory developments in the United States and foreign countries; our ability to either acquire or develop and commercialize other product candidates in addition to our current products; the outcome of any litigation to which we may be subject and other risks described under the heading “Risk Factors” in our most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and our Current Report on Form 8-K, filed with the SEC on July 20, 2017, as well as any amendments thereto reflected in subsequent filings with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future.

You should rely only on information contained, or incorporated by reference, in this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference in this prospectus, and any applicable prospectus supplement or free writing prospectus and understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law. Before deciding to purchase our securities, you should carefully consider the risk factors incorporated herein by reference, in addition to the other information set forth in this prospectus, any accompanying prospectus supplement, any free writing prospectus and in the documents incorporated by reference.

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OUR COMPANY

Overview

We are a specialty pharmaceutical company focused on improving patients' lives by identifying, developing and commercializing differentiated products that address unmet medical needs.

We target underserved segments, such as central nervous system indications, including neurology, pain and psychiatry, as well as other specialty therapeutic areas.  We promote our core branded products to physicians through our sales force and distribute our generic products through our wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceuticals, Inc. ®

We have a portfolio of approved products that address medical needs in several therapeutic areas, including:

•	Migraine: Treximet® (sumatriptan/naproxen sodium), the only fixed dose combination product indicated for the treatment of acute migraine;

•	Pain: Zohydro® ER (hydrocodone bitartrate) with BeadTekTM, an extended-release opioid agonist indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment for which alternative treatment options are inadequate; and

•	Insomnia: Silenor® (doxepin), the only non-narcotic, non-scheduled and non-addictive prescription sleep aid for the treatment of insomnia characterized by difficulty with sleep maintenance.

Our strategy is to continue to create shareholder value by:

•	Growing sales of the existing products in our portfolio in various ways, including identifying new growth opportunities; and

•	Acquiring additional marketed specialty products or products close to regulatory approval to leverage our existing expertise and infrastructure.

In 2016, we restructured our sales force and operations. The reorganization included (1) a reduction of 54 sales positions, primarily from our Neurology sales team; (2) prioritization and reorganization of sales territories to reduce the inefficient time that sales representatives spent driving long distances between customers; (3) improvement of our compensation plan to incentivize the field sales staff to increase the frequency of calls on the focused targets; and (4) consolidation of the Neurology and Pain sales forces under one sales management structure to eliminate redundancies. In addition, as part of this initiative, we reduced our administrative staff by 6 employees.

Private Placement of Exchangeable Notes

On July 20, 2017, we entered into the Exchange Agreement with the Supporting Holders. Prior to entering into the Exchange Agreement, the Supporting Holders held $51.8 million aggregate principal amount of our Convertible Notes. Under the terms of the Exchange Agreement, $51.8 million of aggregate principal amount of our Convertible Notes held by the Supporting Holders were exchanged for (i) $36.2 million aggregate principal amount of our Exchangeable Notes, issued by Pernix Ireland Pain Limited, or PIPL, our wholly-owned subsidiary, pursuant to an Indenture, dated July 21, 2017, among PIPL, the guarantors party thereto, or the Guarantors, and Wilmington Trust, National Association, as Trustee, or the Exchangeable Notes Indenture, and (ii) the Exchange Shares.

The following is a summary of the principal terms of the Exchangeable Notes.

The Exchangeable Notes issued under the Exchangeable Notes Indenture are guaranteed by us and each of our other subsidiaries. The Exchangeable Notes are senior, unsecured obligations of PIPL. Interest on the Exchangeable Notes will be paid in cash or a combination of cash and in-kind interest at PIPL’s election. Interest paid in cash, or the All Cash Method, will accrue at a rate of 4.25% per annum, while interest paid in a combination of cash and in-kind will accrue at a rate of 5.25% per annum, with 2.25% per annum of interest (plus additional interest, if any) capitalized to the principal amount of the Exchangeable Notes, and the balance paid in cash. The maturity date of the Exchangeable Notes Indenture is July 15, 2022.

The Exchangeable Notes are initially exchangeable into shares of our common stock at an exchange price per share of $5.50, or the Exchange Price. The Exchange Price shall be subject to adjustment from time to time upon the occurrence of certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, the payment of cash dividends and certain Company tender or exchange offers.

Holders may exchange all or a portion of their Exchangeable Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

Upon not less than 30 nor more than 45 trading days’ notice, if the daily VWAP (as defined in the Exchangeable Notes Indenture) of our common stock has been at least 120% of the Exchange Price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which such notice of redemption is provided, or a Provisional Redemption, and such date of a Provisional Redemption, a Redemption Date, we shall have the right to redeem any or all of the Exchangeable Notes at a price equal to 100% of the principal amount thereof (including any interest capitalized thereto) plus accrued interest that has not been paid or capitalized to, but excluding, the date on which the Exchangeable Notes are to be redeemed. The redemption price shall be paid in cash.

No “sinking fund” is provided for the Exchangeable Notes, which means that PIPL will not be required to periodically redeem or retire the Exchangeable Notes.  If we or PIPL undergo a Fundamental Change (as defined below), subject to certain conditions, holders of the Exchangeable Notes may require PIPL to repurchase for cash all or part of their Exchangeable Notes. The fundamental change repurchase price will be equal to 100% of the principal amount (including any interest capitalized thereto) of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date, chosen by PIPL, that is not less than 20 business days or more than 35 business days following the date on which notice of the Fundamental Change was provided by PIPL.

Under the Exchangeable Notes Indenture, a “Fundamental Change” shall be deemed to have occurred if, among other events, any of the following occurs: (i) any “group” or “person”, within the meaning of Section 13(d) of the Exchange Act, other than a permitted holder under the Exchangeable Notes Indenture, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of our voting power; (ii) we consummate any recapitalization, reclassification or change of our common stock, subject to certain exceptions as contained in the Exchangeable Notes Indenture; (iii) we effect any share exchange, consolidation or merger pursuant to which our common stock will be converted into cash, securities or other property or assets; (iv) we effect any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our consolidated assets to a person or entity other than a permitted holder under the Exchangeable Notes Indenture; (v) our stockholders approve a plan or proposal for our liquidation or dissolution or the liquidation or dissolution of PIPL; and (vi) our common stock ceases to be listed on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Holders of the Exchangeable Notes are entitled to receive, in certain circumstances, additional shares of the our common stock upon exchanges of Exchangeable Notes in connection with a Provisional Redemption or certain Fundamental Changes.

Subject to certain limited exceptions, the Exchangeable Notes contain covenants which prohibit or limit the ability of PIPL and the Guarantors from, among other things: (i) pay cash dividends or make distributions on our capital stock or redeem or repurchase our capital stock; (ii) create, assume or suffer to exist at any time any lien upon any of our properties or assets; (iii) incur any debt other than debt permitted under the terms of the Exchangeable Notes Indenture; (iv) enter into transactions with affiliates other than on terms and conditions that, taken as a whole, would be obtained in an arm’s length transaction with non-affiliates; and (v) make any sale of our assets and the assets of our subsidiaries except in accordance with the terms of the Exchangeable Notes Indenture.

The Exchangeable Notes Indenture also provides for customary events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization involving PIPL) occurs and is continuing, the Trustee by notice to PIPL, or the holders of at least 25% in principal amount of the then outstanding Exchangeable Notes by written notice to PIPL and the Trustee, may declare 100% of the accreted principal of and accrued and unpaid interest, if any, on all of the Exchangeable Notes to be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency or reorganization involving PIPL, 100% of the principal of and accrued and unpaid interest, if any, on all of the Exchangeable Notes will become due and payable automatically, including a make-whole premium in an amount equal to the present value of the interest that would accrue on such Exchangeable Notes (assuming the All Cash Method) from, and including, such date of acceleration until the maturity date of the Exchangeable Notes, with such present value computed using a discount rate equal to the sum of (i) the yield to maturity of United States Treasury securities with remaining maturity equal to that of the Exchangeable Notes (as determined in a commercially reasonable manner by PIPL) on such date of acceleration and (ii) 50 basis points. Notwithstanding the foregoing, for up to 270 days after the occurrence of an event of default, PIPL may elect to have the sole remedy for an event of default relating to certain of PIPL’s failures to comply with certain reporting covenants in the Exchangeable Notes Indenture consist exclusively of the right to receive additional interest on the Exchangeable Notes.

Holders of Exchangeable Notes will not be entitled to receive shares of our common stock upon exchange of any Exchangeable Notes to the extent such holder (or group of which such holder is part) would beneficially own more than 9.99% of the outstanding shares of our common stock. Subject to such limitation, at the initial Exchange Price, the Exchangeable Notes will be exchangeable into approximately 40% of our outstanding common stock as of the date hereof (after giving effect to the issuance of the Exchange Shares and the Underlying Shares).

Registration Rights Agreement

In connection with the Exchange Agreement, we entered into a registration rights agreement with the Supporting Holders, or the Registration Rights Agreement, pursuant to which we agreed to file a registration statement with the SEC to register the Exchange Shares and the shares of common stock issuable in respect of the Exchangeable Notes.  We are filing the registration statement to which this prospectus forms a part in satisfaction of these registration rights.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement filed as Exhibit 10.1 to our Current Report on Form 8-K filed on July 20, 2017. The foregoing description of the Exchangeable Notes Indenture, the Exchangeable Notes and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchangeable Notes Indenture, the Exchangeable Notes (included as an exhibit to the Exchangeable Notes Indenture) and the Registration Rights Agreement filed as Exhibit 4.1, Exhibit 4.2 and Exhibit 10.4, respectively, to our Current Report on Form 8-K/A filed on July 21, 2017.

Company Information

Our common stock trades on the NASDAQ Global Market, or NASDAQ, under the trading symbol “PTX.”

Our principal executive office is at 10 North Park Place, Suite 201, Morristown, New Jersey 07960, and our telephone number is (800) 793-2145. Our website address is www.pernixtx.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus, you should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and our Current Report on Form 8-K filed on July 20, 2017, as the same may be updated from time to time by our future filings under the Exchange Act, when determining whether or not to purchase the securities offered under this prospectus and any prospectus supplement.

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders. We are not selling any securities under this prospectus and will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders.

We have agreed to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are issuable upon the exchange of our Exchangeable Notes or were acquired by the Supporting Holders as partial consideration for the Exchange Agreement. For additional information, see “Description of Our Capital Stock" below. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below contains information regarding the beneficial ownership of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on its ownership as of July 21, 2017, as such beneficial ownership is determined in accordance with the rules of the SEC, and assuming exchange of all the Exchangeable Notes held by the selling stockholders on that date, without regard to any limitations on conversion, amortization, redemption, or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

Name and Address	Number of Shares Beneficially Owned Prior to Offering (1)(2)(3)	Number of Shares Registered for Sale(4)	Number of Shares to be Owned after the Offering	Percent of Outstanding Shares to be Owned after the Offering
1992 MSF International Ltd. (5)	6,382,766	8,429,714	—	—
1992 Tactical Credit Master Fund, L.P. (5)	1,307,278	1,698,069	—	—

(1)	We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders.
(2)	Includes (i) the Exchange Shares and (ii) Exchangeable Note Shares. Pursuant to the terms of the Exchangeable Notes, no beneficial owner of the Exchangeable Notes will be entitled to receive shares of our common stock upon any exchange of any of its Exchangeable Notes to the extent it would beneficially own, after any such exchange, more than 9.99% of our outstanding common stock. While such limitation limits the selling stockholders’ beneficial ownership of shares of common stock for purposes of Rule 13d-3 under the Exchange Act, the shares of common stock listed in the table above do not give effect to such limitation.
(3)	Based on the principal amount and exchange price of the Exchangeable Notes as of the date hereof and does not include (i) any shares of our common stock that may be issuable pursuant to certain “make-whole” adjustment provisions of the Exchangeable Notes, or (ii) any shares of our common stock that may be issuable with respect to the Exchangeable Notes as a result of an election by PIPL to satisfy any interest payment obligations under the Exchangeable Notes through a combination of cash payments and an increase to the capitalized principal amount of the Exchangeable Notes.
(4)	Includes the maximum number of shares of our common stock that may be issuable pursuant to certain “make-whole” adjustment provisions of the Exchangeable Notes, and assumes that PIPL elects to satisfy all interest payment obligations under the Exchangeable Notes through a combination of cash payments and an increase to the capitalized principal amount of the Exchangeable Notes.
(5)	Highbridge Capital Management LLC, or Highbridge, is the trading manager of 1992 MSF International Ltd. and 1992 Tactical Credit Master Fund, L.P., collectively, the Supporting Holders, which hold the Exchange Shares and the Exchangeable Notes. The address for Highbridge and the Supporting Holders is 40 West 57th Street, Floor 32, New York, NY 10019. As Highbridge is a beneficial holder of the Exchangeable Notes held by the Supporting Holders, Highbridge and the Supporting Holders, collectively, will not be entitled to receive shares of our common stock upon any exchange of any of their Exchangeable Notes to the extent they would beneficially own, after any such exchange, more than 9.99% of our outstanding common stock.

DESCRIPTION OF OUR CAPITAL STOCK

This section describes the general terms of our capital stock. For more detailed information, you should refer to our charter and our by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Overview

We are authorized to issue up to 140,000,000 shares of common stock, $0.01 par value per share, and up to 10,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series B Junior Participating Stock.  As of July 21, 2017, there were 11,116,139 shares of our common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors.

Our charter and by-laws do not provide for cumulative voting rights. Because of this, subject to the voting rights of any outstanding shares of preferred stock, the holders of a majority of the common stock actually voted in any election of directors can elect all of the directors standing for election, except in the case of a contested election, in which directors will be elected by a plurality of the shares actually voted.

Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

The terms of our common stock do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions.

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series B Junior Participating Stock and holders of shares of any other series of our preferred stock that we may classify and issue in the future.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Market. The trading symbol for our common stock is “PTX.”

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for our common stock.

Preferred Stock

Pursuant to our charter, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ Global Market rules), to (1) issue up to 1,000,000 shares of Series B Junior Participating Stock, and (2) designate and issue up to 9,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and other terms and conditions of the shares of each such series, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding or above the amount authorized in our charter. These rights, powers, restrictions and limitations could rank senior to and adversely impact holders of our common stock and other series of preferred stock, and may provide the right to receive specified dividend payments and payments on liquidation prior to any payments to holders of common stock or other series of preferred stock. For example, each share of our Series B Junior Participating Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the holders of the common stock. There are currently no shares of Series B Junior Participating Stock outstanding.

Our board of directors may authorize the issuance of preferred stock with voting, conversion, dividend, liquidation preference and other rights that could adversely affect the voting power or other rights of the holders of our common stock and any other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Warrants to Purchase Common Stock

As of June 30, 2017, we have outstanding warrants to purchase 32,992 shares of common stock issued in connection with our acquisition of Somaxon Pharmaceuticals, Inc., having exercise prices ranging from $77.03 to $734.31 and expiration dates ranging from January 2018 through December 2021.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW

AND OUR CHARTER AND BY-LAWS

The following summary of certain provisions of Maryland law and of our charter and by-laws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

Our by-laws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the Maryland General Corporate Law (the “MGCL”) nor more than 9. Our board currently is set at five directors. As of June 30, 2017, our board of directors had five members. Our charter provides that a vacancy on our board of directors, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors until a successor is elected and qualified. However, a vacancy created by the removal of a director, which removal requires the affirmative vote of the stockholders holding not less than two-thirds of all the votes entitled to be cast for the election of directors as provided in our charter, will be filled by a majority of all the votes entitled to be cast at a meeting of stockholders duly called and at which a quorum is present. Pursuant to our by-laws, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualified under the MGCL. Except as provided with respect to any other class or series of stock, including any Series B Junior Participating Stock, the holders of our common stock possess the exclusive voting power. Each share of our Series B Junior Participating Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of the holders of our common stock. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders and subject to any outstanding shares of Series B Junior Participating Stock or other preferred stock, the holders of a majority of the shares of our issued and outstanding common stock have the ability to elect all of our directors.

Business Combinations

Under the MGCL, certain “business combinations” (defined in the MGCL) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. The MGCL defines an interested stockholder as any person who:

●	is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation, or

●	is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if our board of directors approved in advance the most recent transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by it.

Business combinations are defined by the MGCL to include certain mergers, consolidations, share exchanges and asset transfers, some issuances and reclassifications of equity securities, the adoption of a plan of liquidation or dissolution or the receipt by an interested stockholder or its affiliate of any loan advance, guarantee, pledge or other financial assistance or tax advantage provided by the company.

After the five-year moratorium period described above, any business combination between the company and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and

●	two-thirds (2/3) of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the interested stockholder voting together in a single voting group, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

●	a person who makes or proposes to make a control share acquisition,

●	an officer of the corporation, or

●	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third,

●	one-third or more but less than a majority, or

●	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval in accordance with the MGCL. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver the statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value.

Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved by the stockholders at a special meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by a corporation’s charter or by-laws.

Our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions of our capital stock. We cannot provide you any assurance that our board of directors will not amend or eliminate this provision at any time in the future, and our board of directors may do so on a retroactive basis.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or by-laws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or by-laws, to any of (1) a classified board, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and by-laws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of any director from the board, vest in the board the exclusive power to fix the number of directorships and fill vacancies, subject to the limitations set forth in our by-laws, and require, unless called by our president, a majority of our board of directors or a majority of our independent directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board; however, our board may elect to do so in the future without stockholder approval.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets or engage in a share exchange unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage of votes for stockholder approval of the dissolution, merger, sale of all or substantially all of our assets or share exchange on the part of the company. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets or engage in other extraordinary actions without any vote of the corporation’s stockholders.

Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the sections of our charter relating to removal of directors, the prohibition on cumulative voting in the election of directors, the requirements for independent directors, the prohibition on preemptive rights (except as provided in the terms of any series of preferred stock), indemnification and limitation of liability of directors and officers, and amendment of the charter. Currently, there are no provisions of our charter granting cumulative voting or preemptive rights to holders of our capital stock.

In addition, our board may, upon the vote of a majority of our board of directors acting without stockholder approval, increase (up to the maximum number authorized under our charter but unissued) or decrease (to an amount not less than the total amount then outstanding) the number of shares of stock of any class that the corporation has authority to issue.

By-law Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our by-laws and to make new by-laws, provided that amendment of certain provisions in our by-laws requires the affirmative vote of 80% of our entire board of directors.

Advance Notice of Director Nominations and New Business

Our by-laws provide that:

●	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

●	pursuant to our notice of the meeting;

●	by or at the direction of our board of directors; or

●	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our by-laws; and

●	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only pursuant to our notice of the meeting, provided that the president, a majority of the board of directors (or of the independent directors) or the secretary of the company (upon request of holders of shares entitled to cast a majority of all the votes entitled to be cast at such meeting), shall be permitted to call and propose matters to be acted on at a special meeting.

The advance notice procedures of our by-laws generally provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the date of our preceding year’s annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and By-laws

The provisions of our charter on removal of directors and the advance notice provisions of the by-laws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Title 3, Subtitle 8 of the MGCL, or if the provision in the by-laws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

PLAN OF DISTRIBUTION

The selling stockholders and any of their donees, pledgees, transferees or other successors in interest may, from time to time after the date of this prospectus, sell, transfer or otherwise dispose of any or all of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Each selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	loans to broker-dealers or other financial institutions that in turn may sell the shares;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in short sales;

●	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	by pledge to secure debts and other obligations or on foreclosure of a pledge;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the identity of the selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by the selling stockholders will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. To the extent a selling stockholder may be deemed to be an “underwriter,” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements and it may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling stockholders have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares covered by this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares covered by this prospectus by the selling stockholders.

The selling stockholders may decide not to sell any of the common stock described in this prospectus. The selling stockholders may not use this prospectus to sell any or all of the common stock. In addition, the selling stockholders may transfer, devise or gift the common stock by other means not described in this prospectus.

         To the extent required, the shares of our common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part continuously effective until the earlier to occur of such time as all securities registered hereunder have been sold, the securities registered hereunder shall cease to be outstanding, or the Exchangeable Notes shall cease to be outstanding.

We have agreed, among other things, to pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of the shares of common stock.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. Each selling stockholder has, subject to certain limitations, agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by such selling stockholders expressly for use in this prospectus.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Hogan Lovells US LLP, Philadelphia, Pennsylvania.

EXPERTS

Cherry Bekaert LLP, independent registered public accounting firm, has audited our consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and management's assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Cherry Bekaert LLP’s report, given on their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below, which have been filed with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 28, 2017, as amended by our Annual Report on Form 10-K/A filed with the SEC on May 1, 2017;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 filed with the SEC on May 15, 2017;

3.	Our Current Reports on Form 8-K as filed on February 3, 2017, March 21, 2017, April 20, 2017, July 20, 2017 (including Item 2.02 and Exhibit 99.1) and July 20, 2017 (except Item 7.01 and Exhibits 99.1 and 99.2), as amended by our Current Report on Form 8-K/A filed with the SEC on July 21, 2017; and

4.	The description of our capital stock contained in Form 8-A filed with the SEC on February 7, 1997, as amended by that certain Form 8-A filed with the SEC on March 15, 2010.

We also incorporate by reference any filings made with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part including filings made prior to the effectiveness of the registration statement, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities made by this prospectus is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or oral request of that person, a copy of any and all of the information that has been incorporated in this prospectus by reference other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests for these copies should be directed to our investor relations department at the following address and telephone number: Pernix Therapeutics Holdings, Inc., 10 North Park Place, Suite 201, Morristown, New Jersey 07960, (800) 793-2145.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of its Public Reference

Room and for its prescribed rates to obtain copies of such material. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. The address of the SEC's Internet site is www.sec.gov. Our Internet site is www.pernixtx.com. Information contained on our Internet site is not a part of this prospectus.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the registration statement and the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

This registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Pernix Therapeutics Holdings, Inc. All the amounts shown are estimates, except for the SEC registration fee:

SEC Registration Fee	$4,683.50
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$15,000
Total	$69,683.50

Item 15. Indemnification of Directors and Officers.

Maryland General Corporation Law. Section 2-405.2 of Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Section 2-418(d) of the MGCL requires a corporation (unless its charter provides otherwise) to indemnify a present or former director of the corporation who has been successful, on the merits or otherwise, in the defense of any proceeding to which such director was made a party by reason of the director’s service in that capacity. Section 2-418(b) of the MGCL permits a corporation to indemnify its present or former directors against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with any proceeding to which the director is made a party by reason of the director’s service as a director, unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the director actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If, however, the proceeding was one by or in the right of the corporation and the director was adjudged liable to the corporation, the corporation may not indemnify the director. Section 2-418(f) permits a corporation to pay or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of the final disposition of the proceeding upon receipt by the corporation of (i) a written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification has been met, and (ii) a written undertaking (that may be unsecured but must be an unlimited general obligation) by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met. Section 2-418(j) of the MGCL also requires a corporation to indemnify an officer of the corporation to the same extent that it must indemnify a director as provided in Section 2-418(d) of the MGCL unless limited by the charter and permits a corporation to indemnify and advance expenses to its officers, employees and agents to the same extent that it may indemnify and advance expenses to its directors.

As permitted by the MGCL, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed  in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The indemnification provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

A Maryland corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, whether or not the corporation would have the power to indemnify a director or officer against liability under the provision of Section 2-418. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

Pernix Therapeutics Holdings, Inc. Our charter and by-laws limit the liability of our directors and officers for money damages to the company and its stockholders to the fullest extent permitted from time to time by the MGCL.

Our charter and by-laws provide for indemnification of our officers and directors to the fullest extent permitted under MGCL Section 2-418. Our charter and by-laws also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by us in advance of the final disposition of the action, suit or proceeding to the fullest extent permitted under MGCL Section 2-418.

Our charter and by-laws also require us to purchase and maintain director and officer insurance.

Item 16. Exhibits.

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser

a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Morristown, the State of New Jersey, on this 21 day of July, 2017.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:	/s/ John Sedor
John Sedor
Chief Executive Officer and Chairman

POWER OF ATTORNEY

                 We, the undersigned officers and directors of Pernix Therapeutics Holdings, Inc. hereby severally constitute and appoint John Sedor and Graham Miao, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Pernix Therapeutics Holdings, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Sedor	Chief Executive Officer and Chairman (Principal Executive Officer)	July 21, 2017
John Sedor

/s/ Graham Miao	President, Chief Financial Officer and Director (Principal Financial Officer)	July 21, 2017
Graham Miao

/s/ Michael Golembiewski	Vice President of Accounting and Corporate Controller (Principal Accounting Officer)	July 21, 2017
Michael Golembiewski

/s/ Dennis Langer	Director	July 21, 2017
Dennis Langer

/s/ Gabriel Leung	Director	July 21, 2017
Gabriel Leung

/s/ Tasos Konidaris	Director	July 21, 2017
Tasos Konidaris

EXHIBIT INDEX

		Filed or Furnished with this	Incorporated by Reference
No.	Description	Form S-3	Form	Date Filed

4.1	Form of certificate representing shares of common stock of Pernix Therapeutics Holdings, Inc.	10-K	03/29/2012

4.2	Indenture, dated July 21, 2017, among Pernix Ireland Pain Limited, Pernix Therapeutics Holdings, Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association, as Trustee.	8-K/A	07/21/2017

4.3	Forms of 4.25%/5.25% Exchangeable Senior Notes due 2022 (included in Exhibit 4.2).	8-K/A	07/21/2017

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered.	√

10.1	Exchange Agreement, dated July 20, 2017, by and among Pernix Therapeutics Holdings, Inc., Pernix Ireland Pain Limited and the other signatories thereto.	8-K	07/20/2017

10.2	Registration Rights Agreement, dated July 21, 2017, by and among Pernix Therapeutics Holdings, Inc., Pernix Ireland Pain Limited and the other signatories thereto.	8-K/A	07/21/2017

23.1	Consent of Cherry Bekaert L.L.P.	√

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).	√

24	Power of Attorney (included on the signature page of this registration statement).	√